Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

MediciNova, Inc.:

We consent to the use of our report dated March 31, 2011, with respect to the consolidated balance sheet of MediciNova, Inc. and subsidiaries (the Company) (a development–stage company) as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive loss for each of the years in the two-year period then ended, and all related financial statement schedules, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

November 16, 2012